Exhibit 24

United Continental Holdings, Inc.

Authorization and Designation to Sign and File
Section 16 Reporting Forms and Form 144s

The undersigned, an executive officer of United
Continental Holdings, Inc., a Delaware corporation
(the "Company"), does hereby authorize and designate
Jennifer L. Kraft, Sarah Hagy, Sucheta Misra or
Brett J. Hart (the "Authorized Persons") to prepare, sign and file on my behalf: (i) any and all Forms
3,4,5 and Form ID, including any amendments thereto, relating to equity securities of the Company with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended
("Section 16"), and the rules promulgated thereunder;
and (ii) any and all Forms 144 relating to equity securities of the Company with the SEC pursuant to Rule 144 under the Securities Act of 1933, as amended, in each case which may be necessary or desirable as a result of my ownership of or transaction in securities of the Company. The undersigned further hereby authorizes and designates the Authorized Persons to do and perform any and all acts for and on my behalf as may be necessary or desirable to prepare, sign and file the forms contemplated by this Authorization. The undersigned hereby revokes any prior Authorization and Designation to Sign and File Section 16 Reporting Forms and Forms 144. This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 and Rule 144 with respect to securities of the Company shall cease.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 19th day of August, 2011.

Signature:	/s/	Jeffrey Foland
Printed Name:		Jeffrey Foland
Position: 		Officer